Ramaco Resources, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results

Company Release – February 20, 2020

•

Adjusted EBITDA was $9.0 million in the fourth quarter of 2019, which was 28% above the same period in 2018. Full year 2019 adjusted EBITDA was $55.4 million, which was 31% above that for 2018, and a new annual record for the Company.

•	Fourth quarter realized pricing of $104/ton on Company produced coal was in excess of 110% of the Platts Index at our quality levels as of this release.
•	Ramaco's strong balance sheet, low liabilities, and low-cost mine profile position us well versus our peers. We ended 2019 with an industry-leading net debt position of just $7.4 million.
•	2020 guidance reflects a meaningful expected reduction in cash costs, capital expenditures, and SG&A relative to 2019 levels as Ramaco continues to take a prudent approach to growth from cash flows.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) today reported annual net income of $24.9 million, or $0.61 per diluted share for the year ended December 31, 2019, as compared to $25.1 million or $0.62 per diluted share for 2018. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation expenses (“Adjusted EBITDA”) was $55.4 million for the year ended December 31, 2019, as compared with $42.2 million in 2018.

For the fourth quarter of 2019, Ramaco reported net income of $1.9 million, or $0.05 per diluted share, as compared to $3.4 million, or $0.08 per diluted share for the same period of 2018. The Company’s Adjusted EBITDA for the fourth quarter was $9.0 million compared with Adjusted EBITDA of $7.0 million for the fourth quarter of 2018. Fourth quarter 2019 adjusted EBITDA was negatively affected by $2.7 million of volume carrying over into 2020.

Key operational and financial metrics are presented below:

Key Metrics
	4Q19	3Q19	Change	4Q18	Change	2019	2018	Change
Sales of Company Produced Tons ('000)	420	510	-18%	315	33%	1,872	1,721	9%
Revenue ($mm)	$45.6	$61.4	-26%	$44.2	3%	$230.2	$227.6	1%
Cost of Sales ($mm)	$33.3	$45.0	-26%	$35.0	-5%	$162.5	$176.6	-8%
Pricing of Company Produced ($/Ton)	$104	$111	-6%	$96	8%	$109	$92	19%
Cash Cost of Sales - Company Produced ($/Ton)	$74	$80	-8%	$68	9%	$73	$63	16%
Cash Margins on Company Produced ($/Ton)	$30	$31	-3%	$28	7%	$36	$29	25%
Net Income ($mm)	$1.9	$5.5	-66%	$3.4	-44%	$24.9	$25.1	-1%
Adjusted EBITDA ($mm)	$9.0	$13.6	-34%	$7.0	28%	$55.4	$42.2	31%
Capex ($mm)	$11.7	$14.3	-18%	$8.3	41%	$45.7	$48.1	-5%
Diluted Earnings per Share	$0.05	$0.14	-64%	$0.08	-38%	$0.61	$0.62	-2%

Full Year 2019 Summary

Full year 2019 revenues of $230.2 million were up 1% over 2018. Company production was 1.9 million tons in 2019, compared to 1.7 million tons in 2018, an increase of 9%. Pricing on company produced coal rose to $109/ton compared to $92/ton in 2018, a 19% increase. Cash cost of sales on company produced tons increased to $73/ton compared to $63/ton in 2018, up 16%. The $73 per ton figure includes costs from our Berwind mine, which is still in development, and thus has higher cash costs. At Elk Creek, cash costs per ton sold were $67 for calendar 2019. Cash margins on Company produced and sold coal improved to $36 per ton in 2019 versus $29 per ton in 2018.

Fourth Quarter 2019 Summary

Year over Year Quarterly Comparison

Overall sales of Company produced tons in the fourth quarter of 2019 were 420,000 tons, up from 315,000 tons in the fourth quarter of 2018. Cash margins on Company produced coal were $30 per ton in the fourth quarter of 2019, up 7% over the same period of 2018, because of stronger pricing.

2019 Quarter Over Quarter Comparison

Overall sales volumes of Company produced tons in the fourth quarter of 2019 were down 18% from the third quarter of 2019.  Our cash margin on Company produced coal declined 3% in the sequential period.  This decline was caused principally by lower realized pricing, as index pricing generally fell throughout the course of the second half of 2019.  Cash costs per ton sold on Company produced coal were $74 in the fourth quarter of 2019 compared to $80 in the third quarter of 2019. The $74 per ton figure includes costs of our Berwind mine. At Elk Creek, cash costs per ton sold were $66 on a standalone basis in the fourth quarter of 2019.

Additional Financial Results

At December 31, 2019, the Company had $5.5 million of cash on hand and $16.7 million of availability under its revolving credit facility.

In 2019, the Company recorded income tax expense of $5.2 million, for an annual effective tax rate of approximately 17%. Actual cash taxes paid in 2019 were less than $3,000. Ramaco expects to continue to pay minimal taxes for the foreseeable future, though our effective tax rate is likely to remain in the 13-18% range. As of December 31, 2019, we had federal net operating loss carryforwards for income tax purposes totaling approximately $81 million.

Capital expenditures totaled $11.7 million during the fourth quarter of 2019 and $45.7 million for the year. The Company’s full year capex included  $30.5 million of growth capex, primarily for the Berwind development mine.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Year ended December 31,
	December 31,	September 30,	December 31,
In thousands, except per ton amounts	2019	2019	2018	2019	2018

Sales Volume
Company	420	510	315	1,872	1,721
Purchased	—	17	95	78	427
Total	420	527	410	1,950	2,148

Company Production
Elk Creek Mining Complex	400	405	409	1,669	1,669
Berwind Development Deep Mine	47	55	15	186	81
Total	447	460	424	1,855	1,750

Company Financial Metrics (a)
Average revenue per ton	$104	$111	$96	$109	$92
Average cash costs of coal sold	74	80	68	73	63
Average cash margin per ton	$30	$31	$28	$36	$29

Elk Creek Financial Metrics (a)
Average revenue per ton	$102	$109	$94	$108	$90
Average cash costs of coal sold	66	73	64	67	60
Average cash margin per ton	$36	$36	$30	$41	$30

Purchased Coal Financial Metrics (a)
Average revenue per ton	$—	$131	$103	$127	$101
Average cash costs of coal sold	—	113	97	114	95
Average cash margin per ton	$—	$18	$6	$13	$6

Capital Expenditures
Maintenance	$4,480	$5,428	$2,538	$15,264	$18,270
Growth	7,199	8,878	5,716	30,458	29,867
Total	$11,679	$14,306	$8,254	$45,722	$48,137

(a)	Excludes transportation.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Executive Chairman remarked, “When I look back and reflect on our strongest year of performance in 2019, we are proud of all that the Ramaco team has accomplished. In generating over $55 million of Adjusted EBITDA in 2019, we overcame headwinds in the early part of the year from our silo failure in late-2018 and in the latter part of 2019 the industry faced difficult marketing conditions. To achieve our results after only two years of operations is impressive by any standard. We have always postured Ramaco for long term free cash flow growth. We hope to meet the current challenging market conditions by relying on our strong balance sheet with extremely low net debt and legacy liabilities, and first quartile U.S. cash mining costs at our flagship Elk Creek property. As we ramp to full mine production at our low-vol. Berwind mine later this year we position ourselves for a longer term doubling of our metallurgical production capacity.”

Atkins continued, “Specifically, we view 2020 as a ‘bridge’ year for Ramaco. We’ll spend the majority of the year at our Berwind mine finishing development so that it will become one of the premier low-vol metallurgical coal complexes the U.S. In 2021, and beyond, Berwind will fully complement what is already one of the premier high-vol metallurgical coal complexes at Elk Creek.”

“As you will also see in our guidance tables, we have undertaken a number of initiatives on the cost cutting front, and anticipate our cash costs, capital expenditures, and SG&A all to be lower in 2020 as compared to 2019. At the same time, we still anticipate modest production growth, with the recognizable growth in production coming in 2021 from  a full production year at Berwind. We will continue to assess market conditions and remain poised to pursue additional announced near-term development efforts at our Elk Creek plant, Jawbone mine at Knox Creek and other accretive projects. We are confident we currently have the financial flexibility to execute on these projects as market conditions warrant.”

Michael Bauersachs, Ramaco Resources’ President and CEO commented, “I am equally confident about Ramaco’s future. There were a number of ‘under the radar’ items that we expect will benefit Ramaco for years to come. The first item is that on January 3, 2020, we leased the McDonald tracts which are located immediately adjacent to our Elk Creek complex. The McDonald reserves are expected to have the same geologic advantages and low costs that are being experienced in our Elk Creek mines. Our recent SEC compliant reserve study of the McDonald tracts added over 21  million proven and probable reserves to our Elk Creek reserve base. We project to mine approximately 10 million tons of these reserves in our most recent 10-year mine plan.”

Bauersachs continued, “A second item I’d like to comment on is that we recently acquired multiple permits and 3.4 million tons of reserves of mid-vol from various affiliates of Omega Highwall Mining, LLC. These permits are in close proximity to our Knox Creek preparation plant and loadout infrastructure, and one permit provides immediate access, with very minimal up-front capital, to a surface mine. Should we choose to begin mining there, which we could do as soon as the second quarter of this year, we expect cash costs would be in the mid $60s per ton range at a 150,000 ton annualized run-rate. An existing deep mine permit could also be started in late 2020 and provide a similar production impact. Both of these transactions are in-line with our DNA of acquiring geologically advantaged reserves, with very little up-front cash in these two cases.”

“Lastly, I would note that for 2020, we expect production of 1.8 to 2.1 million tons, which, at the midpoint, represents the fourth consecutive year of production growth for Ramaco. However, I would note that shipments are expected to be lower in the first quarter, due to the usual dock closures on the Great Lakes, and a greater proportion of our business being sold on the Lakes in 2020 compared to 2019.”

2020 Guidance

(In thousands, except per ton amounts)

	2020 Guidance	2019 Actuals

Company Production
Elk Creek	1,650 - 1,850	1,669
Berwind Development Deep Mine	150 - 250	186
Total	1,800 - 2,100	1,855

Sales Mix (a)
Metallurgical	1,750 - 2,000	1,891
Steam	50 - 100	59
Total	1,800 - 2,100	1,950

Cost Per Ton
Elk Creek	$63 - 67	$67

Capital Expenditures (b)
Maintenance	$12,000 - 14,000	$17,472
Growth	13,000 - 16,000	28,250
Total	$25,000 - 30,000	$45,722

Other
Depreciation and amortization expense	$20,000 - 23,000	$19,521
Selling, general and administrative expense (c)	$13,000 - 14,000	$14,119
Interest expense, net	$1,000 - 1,200	$1,193
Cash taxes	$0 - 25	$3
Effective tax rate	13 - 18%	17%

(a)	2020 guidance assumes no purchased coal.
(b)	Both growth and total capital expenditures guidance include capitalized development costs.
(c)	Excluding stock-based compensation.

Committed 2020 Sales Volume (d)

(In thousands, except per ton amounts)

	Volume	Average Price
Domestic, fixed priced	1.0	$94
Export, fixed priced	0.4	$93
Total, fixed priced	1.4	$93
Indexed priced	0.1
Total committed tons	1.5

(d)	As of December 31, 2019, amounts include no purchased coal and no thermal coal by-product. Totals may not add due to rounding..

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Friday, February 21, 2020. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/j3ec7d43.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
In thousands, except per share amounts	2019	2018	2019	2018

Revenue	$45,612	$44,187	$230,213	$227,574

Cost and expenses
Cost of sales (exclusive of items shown separately below)	33,262	34,958	162,470	176,555
Asset retirement obligation accretion	128	123	511	494
Depreciation and amortization	5,229	3,682	19,521	12,423
Selling, general and administrative	5,052	3,399	18,179	14,006
Total cost and expenses	43,671	42,162	200,681	203,478
Operating income	1,941	2,025	29,532	24,096
Other income	694	479	1,758	2,518
Interest expense, net	(242)	(446)	(1,193)	(1,427)
Income before tax	2,393	2,058	30,097	25,187
Income tax expense	505	(1,336)	5,163	113
Net income	$1,888	$3,394	$24,934	$25,074

Earnings per common share
Basic earnings per share	$0.05	$0.08	$0.61	$0.63
Diluted earnings per share	$0.05	$0.08	$0.61	$0.62

Basic weighted average shares outstanding	40,939	40,082	40,838	40,039
Diluted weighted average shares outstanding	40,939	40,230	40,838	40,263

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except share amounts	December 31, 2019	December 31, 2018

Assets
Current assets
Cash and cash equivalents	$5,532	$6,951
Accounts receivable	19,256	10,729
Inventories	15,261	14,185
Prepaid expenses and other	4,274	3,154
Total current assets	44,323	35,019

Property, plant and equipment, net	178,202	149,205
Advanced coal royalties	3,271	3,045
Other assets	1,017	975
Total Assets	$226,813	$188,244

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$10,663	$16,393
Accrued expenses	11,740	8,094
Asset retirement obligations	19	71
Current portion of long-term debt	3,333	5,000
Other	656	287
Total current liabilities	26,411	29,845

Asset retirement obligations	14,586	12,707
Long-term debt, net	9,614	4,474
Deferred tax liability	5,265	109
Other long-term liabilities	854	—
Total liabilities	56,730	47,135

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	410	401
Additional paid-in capital	154,957	150,926
Retained earnings (deficit)	14,716	(10,218)
Total stockholders' equity	170,083	141,109
Total Liabilities and Stockholders' Equity	$226,813	$188,244

Ramaco Resources, Inc.

Statement of Cash Flows

	Year ended December 31,
In thousands	2019	2018

Cash flows from operating activities
Net income	$24,934	$25,074
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	511	494
Depreciation and amortization	19,521	12,423
Amortization of debt issuance costs	58	569
Stock-based compensation	4,060	2,638
Deferred income taxes	5,156	109
Changes in operating assets and liabilities:
Accounts receivable	(8,527)	(3,563)
Prepaid expenses and other current assets	723	(629)
Inventories	(1,076)	(4,127)
Other assets and liabilities	689	(835)
Accounts payable	(7,313)	(1,521)
Accrued expenses	3,646	5,551
Net cash from operating activities	42,382	36,183

Cash flow from investing activities:
Purchases of property, plant and equipment	(45,722)	(48,137)
Proceeds from maturities of investment securities	—	5,200
Net cash from investing activities	(45,722)	(42,937)

Cash flows from financing activities
Proceeds from borrowings	73,750	28,424
Proceeds from notes payable - related party	—	3,000
Payments of debt issuance cost	—	(569)
Repayment of borrowings	(70,335)	(18,950)
Repayment of notes payable - related party	—	(3,000)
Repayments of financed insurance payable	(570)	(989)
Restricted stock surrendered for withholding taxes payable	(20)	—
Net cash from financing activities	2,825	7,916

Net change in cash and cash equivalents and restricted cash	(515)	1,162
Cash and cash equivalents and restricted cash, beginning of period	7,380	6,218
Cash and cash equivalents and restricted cash, end of period	$6,865	$7,380

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. A reconciliation of income, net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended December 31,		Year ended December 31,
(In thousands)	2019	2018	2019	2018

Reconciliation of Net Income to Adjusted EBITDA
Net income	$1,888	$3,394	$24,934	$25,074
Depreciation and amortization	5,229	3,682	19,521	12,423
Interest expense, net	242	446	1,193	1,427
Income taxes	505	(1,336)	5,163	113
EBITDA	7,864	6,186	50,811	39,037
Stock-based compensation	1,003	698	4,060	2,638
Accretion of asset retirement obligation	128	123	511	494
Adjusted EBITDA	$8,995	$7,007	$55,382	$42,169

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold.  We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition.  Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP.  The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended December 31, 2019			Three months ended December 31, 2018
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$45,612	$—	$45,612	$33,342	$10,845	$44,187
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(2,155)	—	(2,155)	(3,108)	(1,013)	(4,121)
Non-GAAP revenue (FOB mine)	$43,457	$—	$43,457	$30,234	$9,832	$40,066
Tons sold	420	—	420	315	95	410
Revenue per ton sold (FOB mine)	$104	$—	$104	$96	$103	$98

	Three months ended September 30, 2019
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$59,083	$2,297	$61,380
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(2,384)	(52)	(2,436)
Non-GAAP revenue (FOB mine)	$56,699	$2,245	$58,944
Tons sold	510	17	527
Revenue per ton sold (FOB mine)	$111	$131	$112

	Year ended December 31, 2019			Year ended December 31, 2018
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$219,911	$10,302	$230,213	$179,078	$48,496	$227,574
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(16,253)	(424)	(16,677)	(21,281)	(5,276)	(26,557)
Non-GAAP revenue (FOB mine)	$203,658	$9,878	$213,536	$157,797	$43,220	$201,017
Tons sold	1,872	78	1,950	1,721	427	2,148
Revenue per ton sold (FOB mine)	$109	$127	$110	$92	$101	$94

Non-GAAP cash cost per ton

	Three months ended December 31, 2019			Three months ended December 31, 2018
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$33,262	$—	$33,262	$24,521	$10,437	$34,958
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(2,155)	—	(2,155)	(3,049)	(1,197)	(4,246)
Non-GAAP cash cost of sales	$31,107	$—	$31,107	$21,472	$9,240	$30,712
Tons sold	420	—	420	315	95	410
Cash cost per ton sold	$74	$—	$74	$68	$97	$75

	Three months ended September 30, 2019
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$42,996	$1,987	$44,983
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(2,384)	(52)	(2,436)
Non-GAAP cash cost of sales	$40,612	$1,935	$42,547
Tons sold	510	17	527
Cash cost per ton sold	$80	$113	$81

	Year ended December 31, 2019			Year ended December 31, 2018
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$153,172	$9,298	$162,470	$130,326	$46,229	$176,555
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(16,185)	(425)	(16,610)	(21,787)	(5,613)	(27,400)
Non-GAAP cash cost of sales	$136,987	$8,873	$145,860	$108,539	$40,616	$149,155
Tons sold	1,872	78	1,950	1,721	427	2,148
Cash cost per ton sold	$73	$114	$75	$63	$95	$69

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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